Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors Coeur d’Alene Mines Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-130711) on Form S-3 of Coeur d’Alene Mines Corporation and the registration statements (Nos. 333-72524, 333-112253, and 333-125903) on Form S-8 of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Coeur d’Alene Mines Corporation.

Our report dated February 22, 2007, on the Consolidated Financial Statements referred to above contains an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, as of January 1, 2006.

/s/ KPMG LLP

Boise, Idaho
February 22, 2007